Exhibit 99.1

ELDORADO RESORTS REPORTS FIRST QUARTER NET REVENUE OF $200.9 MILLION,

OPERATING INCOME OF $14.1 MILLION AND ADJUSTED EBITDA OF $33.4 MILLION

Reno, Nev. (May 4, 2017) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the first quarter ended March 31, 2017.

($ in thousands)	Total Net Revenue
	Three Months Ended
	March 31,
	2017	2016	Change

Reno Tri-Properties	$62,701	$72,771	(13.8)%

Eldorado Shreveport	31,911	34,442	(7.3)%

Scioto Downs (1)	42,111	39,783	5.9%

Mountaineer	32,598	33,386	(2.4)%

Presque Isle Downs	31,604	33,184	(4.8)%

Total Net Revenue	$200,925	$213,566	(5.9)%

($ in thousands)	Adjusted EBITDA
	Three Months Ended
	March 31,
	2017	2016	Change

Reno Tri-Properties	$6,329	$10,994	(42.4)%

Eldorado Shreveport	7,850	8,447	(7.1)%

Scioto Downs (1)	15,675	14,591	7.4%

Mountaineer	4,228	3,544	19.3%

Presque Isle Downs	4,175	4,771	(12.5)%

Corporate (2)	(4,852)	(4,007)	21.1%

Total Adjusted EBITDA (3)	$33,405	$38,340	(12.9)%

Operating income	$14,149	$18,263

Net income	$1,021	$3,370

Basic EPS	$0.02	$0.07

Diluted EPS	$0.02	$0.07

(1)

Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win in Q1 2016. The changes are non-cash and related to prior years. If the regulatory change didn’t take place, net revenues at Scioto Downs would have increased 3.3% for the three months ended March 31, 2017. The net non-cash impact to Adjusted EBITDA was $0.6 million and that amount is added back to Scioto Downs’ Adjusted EBITDA for the three months ended March 31, 2016.

(2)	Corporate for the three months ended March 31, 2017 and March 31, 2016 excludes severance expense of $(11.0) thousand and $1.4 million, respectively.
(3)

Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to operating income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

“The year-over-year decline in Eldorado’s first quarter results reflects the impact of significant weather disruption at our Reno Tri-Properties’ operations. The impact of decreased visitation at the Reno Tri-Properties resulting from all-time record snowfall in the region was partially offset by continued strong performance of Eldorado Scioto Downs, and the benefit from cost reductions implemented at Mountaineer which drove a significant double digit increase in the property’s Adjusted EBITDA, the first such year-over-year improvement in 12 quarters,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado.

“Snow storms during eleven of the fourteen weekends in the 2017 first quarter significantly hampered drive-in visitation from important California feeder markets, impacting visitation and revenue for our Reno Tri-Properties. Notwithstanding the first quarter weather challenges, we expect to continue to leverage the ongoing organic growth opportunities we have in Reno to deliver improvements in our Tri-Properties’ results going forward. During the quarter we made significant progress on our comprehensive $50 million facility enhancement plan that should allow us to further benefit from the region’s continued economic resurgence and positive long-term outlook. Our capital plan for the Reno Tri-Properties is creating a more integrated guest and a luxury resort experience. In the first quarter, we completed the renovation of 300 guest rooms at Circus Circus Reno, representing approximately 19% of the property’s room base, and opened Kanpai Sushi and El Jefe’s Cantina. Property enhancements currently underway include a new poker room and Canter’s Delicatessen at Silver Legacy, a new food court with Habit Burger, Piezzetta Pizza Kitchen and Panda Express, a 6,700 square foot video arcade, party rooms and bar, the renovation of approximately 600 guest rooms, and a new Madame Butterworks Café at Circus Circus Reno, the renovation of approximately 160 guest rooms at Eldorado Reno and new public spaces across all three properties.

“Complementing our organic growth plan across our legacy property portfolio, earlier this week we completed the accretive acquisition of Isle of Capri Casinos. The addition of Isle’s twelve casino-resorts to our property portfolio transforms Eldorado into a premiere, diversified regional gaming operator with many opportunities for near- and long-term growth. The acquisition of Isle of Capri significantly expands the scale of our gaming operations and minimizes market-specific risk.

“With this acquisition now complete, we have created significant value for our shareholders as we have grown our operations from two wholly-owned properties and a 50% interest in a third property in two states, to a company that now operates 19 properties across ten states in which we feature approximately 20,000 slot machines and VLTs, more than 550 table games and over 6,500 hotel rooms in addition to many leading food and beverage offerings. Our ongoing expansion, combined with an unwavering enterprise-wide commitment to guest satisfaction including exciting gaming and other entertainment, best in market food and beverage offerings and other amenities and services, has in just a few short years elevated Eldorado to become a leading regional gaming company.

“We have made significant progress with the Isle integration prior to the completion of this transaction and we believe our history of successful integration of acquired properties prior to the completion of the Isle of Capri transaction will serve us well.”

Balance Sheet and Liquidity

At March 31, 2017, Eldorado had $44.6 million in cash and cash equivalents and $378.8 million in restricted cash, which included $376.8 million of escrow cash related to the Isle of Capri Casinos acquisition. Outstanding indebtedness at March 31, 2017 totaled $1.2 billion, including $23 million outstanding on the Company’s revolving credit facility and $375 million in borrowings that were placed in escrow pending the closing of the acquisition of Isle of Capri Casinos. Upon consummation of the acquisition of Isle of Capri Casinos on May 1, 2017, and the completion of financing transactions in conjunction with the acquisition, the Company’s outstanding debt is $2.3 billion, comprised of $375 million of Senior Notes due 2023, $375 million of Senior Notes due 2025, a $1.45 billion Term Loan B and outstanding borrowings under a new $300 million revolving credit facility. Capital expenditures in the first quarter of 2017 totaled $6.2 million.

“With the completion of the acquisition of Isle of Capri, we expect that our free cash flow will position Eldorado to reduce leverage while maintaining the financial flexibility to evaluate and pursue additional growth opportunities,” said Tom Reeg, President and Chief Financial Officer of Eldorado. “We remain confident that we will exceed our $35 million synergy target and are off to a great start, realizing more than $20 million of annual cost synergies immediately upon closing. During the quarter, we also raised the debt financing for the Isle transaction. Pro forma annual interest expense will be less than $100 million, approximately $15 million less than anticipated at the time of the transaction announcement.”

Consistent with prior disclosures, Eldorado expects the $134.5 million sale of Isle of Capri Hotel Lake Charles to close later in 2017, subject to regulatory approval, and the Company intends to allocate all of the net proceeds from the sale to debt reduction.

Summary of 2017 First Quarter Property Results

Nevada

Net revenue at the Reno Tri-Properties for the quarter ended March 31, 2017 declined approximately 13.8% to $62.7 million compared to $72.8 million in the prior-year period, with operating income of $1.5 million compared to $5.6 million in the year-ago quarter. Adjusted EBITDA was $6.3 million compared to Adjusted EBITDA of $11.0 million in the prior-year period. Net revenue, operating income and Adjusted EBITDA for the Reno Tri-Properties in the first quarter of 2017 were significantly impacted by severe weather including historically high snow fall in the region during the period. Overall, the record snow fall included storms over 11 of the 14 weekends in the quarter which significantly hampered drive-in visitation from California to Reno over the Donner Pass. Notwithstanding the impact of weather, the consolidation of the Tri-Properties is expected to continue to bring efficiencies and growth with the ongoing implementation of revenue and expense synergy strategies and the commencement of the Company’s $50 million capital plan.

Louisiana

Net revenue at Eldorado Shreveport declined 7.3% to $31.9 million in the first quarter of 2017 from $34.4 million in the first quarter of 2016, while operating income declined $0.6 million year over year to $5.9 million. Adjusted EBITDA decreased 7.1% to $7.9 million from $8.4 million in the comparable quarter of 2016 with the property’s Adjusted EBITDA margin increasing 10 basis points to 24.6%. Eldorado Shreveport was impacted by historically low table games hold percentage which the Company estimates impacted quarterly Adjusted EBITDA by approximately $0.7 million when compared to normalized hold percentage.

Eastern Properties

Net revenue at Eldorado Scioto Downs increased 5.9% to $42.1 million in the first quarter of 2017 from $39.8 million in the first quarter of 2017 and operating income rose to $11.1 million from $9.8 million in the year-ago quarter. Scioto Downs’ first quarter 2017 Adjusted EBITDA increased 7.4% to $15.7 million from $14.6 million in the comparable prior-year period marking the ninth consecutive quarter that Adjusted EBITDA at the property rose on a year over year basis. The property’s Adjusted EBITDA margin increased 50 basis points year over year to 37.2%, a quarterly record for the property. The 118-room Hampton Inn Hotel at the property developed by a third party opened on March 17 and since opening has driven visitation and spend at the property.

At Presque Isle Downs & Casino, first quarter 2017 net revenue declined 4.8% to $31.6 million. The lower revenue led to a decline in operating income to $2.4 million compared to $3.0 million in the year-ago quarter and in Adjusted EBITDA which declined 12.5% to $4.2 million in the first quarter of 2017 from $4.8 million a year ago.

Net revenue at Mountaineer Casino, Racetrack & Resort declined 2.4% to $32.6 million in the first quarter of 2017 from $33.4 million in the first quarter of 2016. Benefits from the Company’s recently implemented efforts to right-size operating expenses for the property to match current visitation and revenue volumes drove a year-over-year improvement in operating income in the first quarter of 2017 to $1.6 million compared to $0.9 million in the year-ago period and a 19.3% year-over-year increase in Adjusted EBITDA to $4.2 million compared to $3.5 million in the first quarter of 2016.

Future Property Results Reporting Presentation Post Close of Acquisition of Isle of Capri

Reflecting the completion on May 1 of the Company’s acquisition of Isle of Capri, Eldorado will change its quarterly property results reporting, which will be consistent with expected changes in our management report structure. This new reporting will commence with the reporting of financial results for the second quarter period ending June 30, 2017. At that time, the Company expects to report its property operating results in four regions:

1)	West Region (Reno Tri-Properties, Isle Casino Hotel Black Hawk and Lady Luck Casino Black Hawk)
2)	Midwest Region (Isle Casino Waterloo, Isle Casino Bettendorf, Isle of Capri Casino Boonville, Isle Casino Cape Girardeau, Lady Luck Casino Caruthersville and Isle of Capri Casino Kansas City)
3)	South Region (Isle Casino Racing Pompano Park, Eldorado Shreveport, Isle of Capri Casino Lula and Lady Luck Casino Vicksburg)
4)	East Region (Presque Isle Downs and Casino, Lady Luck Casino Nemacolin, Eldorado Scioto Downs Racino and Mountaineer Casino, Racetrack and Resort)

At that time, the Company will also provide combined historical operating results for each of the 2016 and 2017 quarterly periods and for the full year period for these regions that include the operations of the acquired Isle of Capri properties as if the properties were acquired by Eldorado on January 1, 2016. While this presentation will not conform with generally accepted accounting principle (“GAAP”) or the Securities and Exchange Commission rules for pro forma presentation, the Company will present the combined information as it believes it provides a meaningful comparison for the periods presented.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock based compensation, transaction expenses, S-1 expenses, severance expenses and other, which includes equity in income (loss) of unconsolidated affiliates, (gain) loss on the sale or disposal of property, and other regulatory gaming assessments, including the impact of the change in regulatory reporting requirements, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

First Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 719/457-2615, conference ID 8250249 (domestic and international callers). Participants can also access a live webcast of the call through the “Events & Presentations” section of Eldorado’s website at http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates nineteen properties in ten states, including Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio, Pennsylvania and West Virginia. In aggregate, Eldorado’s properties feature approximately 20,000 slot machines and VLTs, more than 550 table games and over 6,500 hotel rooms. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. Such risks, uncertainties and other important factors include, but are not limited to: Eldorado’s ability to promptly and effectively integrate the business of Eldorado and Isle and realize synergies resulting from the combined operations; our substantial indebtedness and the impact of such obligations on our operations and liquidity; competition; sensitivity of our operations to reductions in discretionary consumer spending and changes in general economic and market conditions; governmental regulations and increases in gaming taxes and fees in jurisdictions in which we operate; and other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:
Thomas Reeg	Joseph N. Jaffoni, Richard Land
President and Chief Financial Officer	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	March 31, 2017	December 31, 2016
ASSETS	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$44,574	$61,029
Restricted cash	2,062	2,414
Accounts receivable, net	8,829	14,694
Inventories	11,306	11,055
Prepaid income taxes	-	69
Prepaid expenses and other	13,915	12,492

Total current assets	80,686	101,753
ESCROW CASH	376,750	-
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	1,064	1,286
PROPERTY AND EQUIPMENT, NET	605,734	612,342
GAMING LICENSES AND OTHER INTANGIBLE ASSETS, NET	487,020	487,498
GOODWILL	66,826	66,826
NON-OPERATING REAL PROPERTY	14,219	14,219
OTHER ASSETS, NET	13,504	10,120

Total assets	$1,645,803	$1,294,044

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$4,552	$4,545
Accounts payable	16,369	21,576
Due to affiliates	235	259
Accrued property, gaming and other taxes	12,151	18,790
Accrued payroll and related	12,179	14,588
Accrued interest	4,628	14,634
Income taxes payable	67	-
Accrued other liabilities	35,514	27,648

Total current liabilities	85,695	102,040
LONG-TERM DEBT, LESS CURRENT PORTION	1,160,814	795,881
DEFERRED INCOME TAXES	90,730	90,385
OTHER LONG-TERM LIABILITIES	7,104	7,287

	1,344,343	995,593

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	301,460	298,451

Total liabilities and stockholders’ equity	$1,645,803	$1,294,044

ELDORADO RESORTS, INC.

CONSOLIDATED INCOME STATEMENT

($ in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016

Revenues:
Casino	$ 162,784	$ 169,078
Pari-mutuel commissions	641	684
Food and beverage	29,513	33,739
Hotel	18,013	20,165
Other	8,595	10,885

	219,546	234,551
Less: promotional allowances	(18,621)	(20,985)

Net operating revenues	200,925	213,566

Expenses:
Casino	90,453	96,262
Pari-mutuel commissions	1,207	1,324
Food and beverage	17,421	19,728
Hotel	6,603	7,129
Other	5,279	6,074
Marketing and promotions	10,056	9,574
General and administrative	31,775	31,655
Corporate	6,574	6,904
Depreciation and amortization	15,604	16,204

Total operating expenses	184,972	194,854

GAIN ON SALE OR DISPOSAL OF PROPERTY	32	71
ACQUISITION CHARGES	(1,614)	(520)
EQUITY IN LOSS OF UNCONSOLIDATED AFFILIATE	(222)	-

OPERATING INCOME	14,149	18,263

OTHER EXPENSE:
Interest expense, net	(12,670)	(12,991)
Loss on early retirement of debt, net	-	(66)

Total other expense	(12,670)	(13,057)

NET INCOME BEFORE INCOME TAXES	1,479	5,206
PROVISION FOR INCOME TAXES	(458)	(1,836)

NET INCOME	$ 1,021	$ 3,370

Net income per share of common stock:
Basic	$ 0.02	$ 0.07

Diluted	$ 0.02	$ 0.07

Weighted average number of shares outstanding:
Basic	47,120,751	46,933,094

Diluted	48,081,281	47,534,761

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended March 31, 2017
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (3)	Severance Expense	Other (4)	Adjusted EBITDA

Reno Tri-Properties	$ 1,526	$ 4,643	$ -	$ -	$ 160	$ -	$ 6,329
Eldorado Shreveport	5,918	1,932	-	-	-	-	7,850
Scioto Downs	11,063	4,390	-	-	-	222	15,675
Mountaineer	1,609	2,651	-	-	-	(32)	4,228
Presque Isle Downs	2,370	1,839	-	-	-	(34)	4,175
Corporate	(8,337)	149	1,733	1,614	(11)	-	(4,852)

	$ 14,149	$ 15,604	$ 1,733	$ 1,614	$ 149	$ 156	$33,405

	Three Months Ended March 31, 2016
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation (2)	Transaction Expenses (3)	Severance Expense	Other (4)	Adjusted EBITDA

Reno Tri-Properties	$ 5,565	$ 5,463	$ -	$ -	$ -	$ (34)	$10,994
Eldorado Shreveport	6,502	1,946	-	-	-	(1)	8,447
Scioto Downs (1)	9,814	4,201	-	-	-	576	14,591
Mountaineer	916	2,657	-	-	-	(29)	3,544
Presque Isle Downs	3,001	1,826	-	-	-	(56)	4,771
Corporate	(7,535)	111	1,454	518	1,445	-	(4,007)

	$ 18,263	$ 16,204	$ 1,454	$ 518	$ 1,445	$ 456	$38,340

(1)	Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win during the first quarter of 2016. The changes are non-cash and related primarily to prior years. The net non-cash impact to Adjusted EBITDA was $0.6 million for the three months ended March 31, 2016.
(2)	Included in stock-based compensation expense for the three months ended March 31, 2016 is $0.5 million of additional stock-based compensation expense as a result of severance related to restricted stock units becoming fully vested during the three months ended March 31, 2016.
(3)	Transaction expenses for the three months ended March 31, 2017 represent acquisition costs related to the Isle Acquisition. Transaction expenses for the three months ended March 31, 2016 represent acquisition costs related to the Reno Acquisition and includes a credit of $2.0 thousand related to S-1 offering costs.
(4)	Other is comprised of (gain) loss on the sale or disposal of property, equity in loss of unconsolidated affiliate and other regulatory gaming assessments, including the item listed in footnote (1) above.